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                                                                   EXHIBIT 11.1

                         CORSAIR COMMUNICATIONS, INC.

            STATEMENT OF COMPUTATION OF PRO FORMA PER SHARE AMOUNTS
                   (In thousands, except per share amounts)

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                                                                SIX MONTHS
                                                                   ENDED
                                                  YEAR ENDED     JUNE 30 ,
                                                 DECEMBER 31, ----------------
                                                     1996      1996     1997
                                                 ------------ -------  -------
Net loss........................................   $(12,761)  $(5,875) $(4,436)
                                                   ========   =======  =======
Weighted Average number of common stock
 outstanding....................................        105        53      909
Preferred Stock (as if converted basis).........      6,741     6,741    6,741
Preferred stock and common stock issued and
 stock options granted in accordance with Staff
 Accounting Bulletin No. 83.....................      2,024     1,705    3,312
                                                   --------   -------  -------
  Shares used in pro forma per share
   calculation..................................      8,870     8,499   10,962
                                                   ========   =======  =======
Pro forma net loss per share....................   $  (1.44)  $ (0.69) $ (0.40)
                                                   ========   =======  =======
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